I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "LUKESMART, INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF OCTOBER, A.D. 1999, AT 4:30 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Edward J. Freel, Secretary of State

3106408 8100

991416445

AUTHENTICATION: 0007727

DATE: 10-04-99

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 10/01/1999
991416445 – 3106408

CERTIFICATE OF INCORPORATION

OF

LakeSmart, Inc.

FIRST: The name of the corporation is LakeSmart, Inc.

SECOND: The address of the initial registered office of the corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, 19901, and the name of the initial registered agent therein and in charge thereof, upon whom process against the corporation may be served is National Corporate Research, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares the corporation shall have authority to issue is 1,000,000 ($.01) shares of common stock, each with **$.01 par value.**

FIFTH: The corporation shall have perpetual existence.

SIXTH: No director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Sixth by the stockholders or the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modifications.

SEVENTH: The Corporation shall have the right to indemnify any and all directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

EIGHTH: The name and mailing address of the incorporator is Richard A. Langer, McNamee, Lochner, Titus & Williams, P.C., 75 State Street, P.O. Box 459, Albany, New York 12201-0459.

I, being the sole incorporator hereinbefore named, hereby sign this certificate for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware this 1st day of October, 1999.

Richard A. Langer, Sole Incorporator